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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement No. 333-161300 (Form S-3) and related Prospectus of GT Solar International, Inc. and subsidiaries for the registration of common stock and to the incorporation by reference therein of our report dated June 3, 2009 with respect to the consolidated financial statements of GT Solar International, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended March 28, 2009, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
October 30, 2009

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  Exhibit 23.1